Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "KULR TECHNOLOGY CORPORATION", FILED IN THIS OFFICE ON THE SECOND DAY OF AUGUST, A.D. 2016, AT 3:28 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5330065 8100
SR# 20165191045

Authentication: 202772321
Date: 08-03-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:28 PM 08/02/2016
FILED 03:28 PM 08/02/2016
SR 20165191045 - File Number 5330065

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KULR TECHNOLOGY CORPORATION

KULR Technology Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is KULR Technology Corporation. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 6, 2013.

2. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates and amends the Certificate of Incorporation of this corporation to read in its entirety as follows:

ARTICLE I

The name of this Corporation is KULR Technology Corporation (the "**Corporation**").

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE III

The Corporation is to have perpetual existence.

ARTICLE IV

The address of the Corporation's registered office in the State of Delaware is 910 Foulk Road, Suite 201, New Castle County, Wilmington DE 19803. The name of its registered agent at such office is Corporations & Companies, Inc.

ARTICLE V

A. The Corporation is authorized to issue two (2) classes of stock to be designated "**Common Stock**" and "**Preferred Stock**." The total number of shares of all classes of stock

which the Corporation is authorized to issue is Forty-One Million Eight Hundred Thousand (41,800,000) shares. Thirty-Three Million Four Hundred Thousand (33,400,000) shares shall be Common Stock, with a par value of $0.0001 per share, and Eight Million Four Hundred Thousand (8,400,000) shares shall be Preferred Stock, with a par value of $0.0001, Five Million (5,000,000) of which are designated as "Series A Preferred Stock" and Three Million Four Hundred Thousand (3,400,000) of which are designated as "Series A1 Preferred Stock".

B. A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Preferred Stock and the holders thereof is as follows:

(1) Definitions. For purposes of this Article V, the following definitions shall apply:

(a) "**Conversion Price**" shall mean $0.20 price per share for the Series A Preferred Stock and $0.30 price per share for the Series A1 Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) "**Distribution**" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(c) "**Dividend Rate**" shall mean an annual rate of five percent (5.0%) of the Original Issue Price per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(d) "**Liquidation Preference**" shall mean $0.20 per share for the Series A Preferred Stock and $0.30 per share for the Series A1 Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(e) "**Original Issue Date**" shall mean the date on which the first share of Series A Preferred Stock or Series A1 Preferred Stock is issued.

(f) "**Original Issue Price**" shall mean $0.20 per share for the Series A Preferred Stock and $0.30 per share for the Series A1 Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) "**Preferred Stock**" shall mean the Series A Preferred Stock and Series A1 Preferred Stock.

(h) "**Recapitalization**" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(2) Dividends.

(a) Dividend Preference. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such Preferred Stock payable in preference and prior to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the holders of Preferred Stock. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year. Any declared and accrued but unpaid dividends shall be payable upon the occurrence of a "**Liquidation Event**" as defined in Section 3(c).

(b) Remaining Dividends. After payment of all declared dividends on the Preferred Stock has been paid or set aside for payments to the holders of Preferred Stock in a calendar year, any additional dividends declared shall be distributed among all holders of Common Stock in proportion to the number of Common Stock which are held by each such holder.

(3) Liquidation Preference.

(a) Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share for each share of the Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for each share of the Preferred Stock (as adjusted for Recapitalizations with respect to such series of Preferred Stock) and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock.

If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment in full to the holders of the Preferred Stock then outstanding of all amounts distributable to them as described above, then the entire assets of the Corporation legally available for such distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After payment has been made to the holders of Preferred Stock of the full preferential amounts to which they shall be entitled as aforesaid, all remaining assets of the Corporation legally available for distribution by the Corporation shall be

distributed among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted into Common Stock at the then applicable Conversion Rate.

(c) Definition. For purposes of this Section 3, a Sale of Assets or an Acquisition Transaction (each such Sale of Assets or Acquisition Transaction also referred to herein as a "**Liquidation Event**") shall be treated as a liquidation, dissolution or winding up of the Corporation so that each holder of Preferred Stock receives the liquidation preference, whether by dividend or redemption of shares (as determined by the Board of Directors in its absolute discretion) as set forth in this section, provided however, that the holders of a majority of the outstanding Preferred Stock, voting on an as-converted basis, may waive, on behalf of themselves and all holders of Preferred Stock as a class, the treatment of any Liquidation Event as a liquidation, dissolution or winding up of the Corporation. As used herein, an "Acquisition Transaction" means any reorganization, consolidation, merger, sale or transfer of the Corporation's outstanding shares or similar transaction (other than any sale of shares by the Corporation for capital raising purposes) in which stockholders immediately prior to such reorganization, merger or consolidation, sale or transfer of stock or similar transaction do not (by virtue of their ownership of securities of the Corporation immediately prior to such transaction) beneficially own shares possessing a majority of the voting power of the surviving company or companies or acquiring entity, as the case may be, immediately following such transaction. As used herein, a "Sale of Assets" means any sale of all or substantially all of the Corporation's assets. A merger, acquisition or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring company or its subsidiary (other than for the sole purpose of changing the corporate domicile) shall be deemed to be a Liquidation Event.

(4) Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "**Conversion Rights**"):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully-paid, nonassessable shares of Common Stock determined by dividing the respective Original Issue Price by the then applicable Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the "**Conversion Rate**" for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Rate upon: (i) the closing of a firm underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "**Securities Act**"), covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share equal to three times (3x) the Original Issue Price (prior to underwriting commission and expenses and as adjusted for Recapitalizations) and for a total offering of at least $15,000,000 (the

"**Qualified IPO**"); or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the shares of the Preferred Stock then outstanding.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall, at the discretion of the Board of Directors, either (i) pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors, or (ii) issue one whole share of Common Stock for each fractional share to which the holder would otherwise be entitled. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same. Such notice shall also state whether the holder elects, pursuant to Section 2 hereof, to receive declared but unpaid dividends on the Preferred Stock proposed to be converted in cash, or to convert such dividends into shares of Common Stock at their fair market value as determined by the Board of Directors. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and any declared but unpaid dividends on the converted Preferred Stock which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, it shall be conditioned upon the closing of such public offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to such closing. If the conversion is in connection with a merger, consolidation, or a sale of all or substantially all of the assets of the Corporation, the conversion shall be conditioned upon the closing of such merger, consolidation or sale of all or substantially all of the assets of the Corporation, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to such closing.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate actions as may, in the opinion of its

counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(e) Adjustments to Preferred Stock Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(1) "**Options**" shall mean rights, option or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) "**Convertible Securities**" shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

(3) "**Additional Shares of Common Stock**" shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(e)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Preferred Stock;

(B) upon issuance of options, warrants or other securities or arrangements to purchase Common Stock issued from time to time to employees, officers, directors, advisors or consultants of the Company or its subsidiaries pursuant to any option plan, stock plan or other incentive share arrangements that has been approved by the Board of Directors;

(C) as a dividend or distribution on Common Stock or Preferred Stock or pursuant to a Recapitalizations and other events that are subject to Article 22;

(D) pursuant to any acquisition of or by the Company by merger, purchase of substantially all of the assets, reorganization, joint venture, or similar transaction, approved by the Board of Directors;

(E) pursuant to transactions of primarily a strategic, non-financial nature approved by the Board of Directors and not related to the raising of capital by the Company, including but not limited to, shares issued to suppliers of goods or services;

(F) pursuant to transactions with financial institutions or lessors in connection with loans, credit arrangements, equipment financings or similar transactions approved by the Board of Directors;

(G) upon exercise or conversion of options, warrants, notes or other rights to acquire securities of the Company outstanding on or prior to the Original Issue Date;

(H) in a Qualified IPO;

(I) pursuant to other transactions in which the securities issued thereunder are expressly excluded from the definition of "Additional Ordinary Shares" by approval of holders of at least a majority of the Preferred Stock then outstanding, voting on an as-converted basis; and

(J) pursuant to transactions approved by the Board of Directors.

(ii) <u>No Adjustment of Preferred Stock Conversion Price</u>. No adjustment in the applicable Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (as determined pursuant to Section 4(e)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) <u>Deemed Issue of Additional Shares of Common Stock</u>. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options (except for Options issued pursuant to paragraphs (4)(e)(i)(3)(B) and (D) above) or Convertible Securities (except for Convertible Securities issued pursuant to paragraph (4)(e)(i)(3) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 4(e)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price of a particular series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based

thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing any applicable Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue at any time after the Original Issue Date Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (4)(e)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock, Preferred Stock, Options and Convertible Securities outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock, Preferred Stock, Options and Convertible Securities outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(e)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (4)(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(vii) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(viii) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above ("**Liquidation Preference**"), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(ix) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "**Common Stock Equivalents**") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

(x) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(f) shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders and the board of directors.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(5) Voting Rights. Except as otherwise provided herein or required by law, the holders of the Preferred Stock and the holders of Common Stock shall be entitled to vote as a single class upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible on the record date for the vote; and (ii) each holder of Common Stock shall have one vote per share of Common Stock.

(6) Protective Provisions for the Preferred Stock. In addition to any other rights provided by law, so long as 500,000 shares of Preferred Stock are outstanding, this Corporation shall not, without first obtaining the written consent of the holders of at least a majority of the outstanding shares of the Preferred Stock, voting together as a separate class:

(a) amend, alter or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws in a manner that adversely affects the rights, preferences and privileges of the Preferred Stock;

(b) authorize, create (by reclassification or otherwise), designate or issue any new class or series of stock or securities convertible into such class or series of stocks having rights, preferences or privileges senior to, or pari passu with, the Preferred Stock, including any redemption, liquidation preference, voting or dividend rights;

(c) increase or decrease (other than decreases resulting from the conversion of Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof;

(d) enter into, permit or agree to any transaction or series of transactions, which would involve a Liquidation Event as defined herein; or

(e) increase the number of shares reserved under the Corporation's stock plan.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

The number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

ARTICLE VIII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE XI

A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Pursuant to a resolution of the Board of Directors of the Corporation, the foregoing amendment and restatement was submitted for consideration by the stockholders of the Corporation, and the holders of the necessary number of shares required by statute and the Certificate of Incorporation of the Corporation adopted said amendment and restatement by written consent, in accordance with, and written notice to stockholders has been given as provided in Section 228 of the Delaware General Corporation Law.

[Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned President, as attested by the Secretary, does hereby make this Second Amended and Restated Certificate of Incorporation, which restates and amends the provisions of the Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, and hereby declares and certifies that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 1st day of August , 2016.

DocuSigned by:
Michael Mo
F6A89374768747B...

Name: Michael Mo
Title: President

Attest:

By: /s/ Emil Chang
Emil Chang, Secretary